Exhibit 99.1

Date:	April 25, 2007
Contact:	David Nolan
Executive Vice President and Chief Financial Officer
(315) 336-7300

Rome Bancorp Reports Record High First Quarter Earnings and Dividend Declaration

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three month period ended March 31, 2007. Net income for the Company for the quarter ended March 31, 2007 increased to $837,000 or $0.10 per diluted share, compared to $808,000 or $0.09 per diluted share in the first quarter of 2006. In addition to the increase in net income, diluted earnings per share reflect a decline in average diluted shares to 8.0 million in the current quarter compared to 9.4 million in the first quarter of 2006. This decrease is the result of treasury stock purchases over the past year.

Net interest income was $3.3 million for the three months ended March 31, 2007, a decrease of $323,000 from $3.6 million for the three months ended March 31, 2006. This decrease is due to a decline in average earning assets and an increase in borrowing levels and interest paid on deposit accounts. Net interest margin for the quarter ended March 31, 2007 was 4.94% compared to 5.07% in the first quarter of 2006.

Interest income decreased by $63,000 to $4.3 million for the three months ended March 31, 2007 from $4.4 million for the three months ended March 31, 2006, as a result of a decrease in average earning assets partially offset by an increase in yields earned on these assets. Average earning assets declined by $19.5 million from the same quarter in 2006, due to $19.5 million of treasury stock purchases over the last year and a $8.0 million investment in bank-owned life insurance in mid-2006. The Company's average loan portfolio increased $11.9 million to $265.9 million in the first quarter of 2007, compared to $254.0 million in the same period of 2006. The overall yield on earning assets increased to 6.50% for the three months ended March 31, 2007 from 6.16% for the first quarter of 2006.

Interest expense increased by $260,000, or 33.1% to $1.0 million for the three months ended March 31, 2007, compared to $785,000 in the same period in 2006. Interest expense on deposit accounts increased due to higher rates paid on deposits partially offset by a decrease in average deposits outstanding. The average rates paid on interest bearing deposits for the three months ended March 31, 2007 were 1.90% compared to 1.65% in the first quarter of 2006, causing interest expense on deposits to increase by $78,000, or 11.1% . These rate increases are indicative of current market trends. Interest expense on borrowings increased to $263,000 in the first quarter of 2007 from $81,000 for the same quarter of 2006. The average balance of borrowings increased to $22.4 million in the three months ended March 31, 2007 from $9.2 million in the same period of 2006, principally due to the above referenced investments in treasury stock, bank-owned life insurance and the loan portfolio. The average cost of borrowings increased to 4.76% for the current quarter, compared to 3.55% for the same quarter of 2006.

The Company recorded no loan loss provision in the current quarter, compared to a provision of $115,000 in the first quarter of 2006. During the current quarter, the Company recorded net loan recoveries of $9,000 compared to net loan charge-offs of $118,000 in the first quarter of 2006. Non-performing loans as a percentage of total loans decreased to 0.41% at March 31, 2007 from 0.48% a year ago. The allowance for loan losses as a percent of non-performing loans was 179% at March 31, 2007, compared to 162% at March 31, 2006.

Non-interest income increased by $102,000 to $526,000 for the three months ended March 31, 2007 from $424,000 for the three months ended March 31, 2006, primarily due to a $94,000 increase in the cash surrender value of Bank-owned life insurance.

Non-interest expense decreased $116,000 to $2.5 million for the three months ended March 31, 2007 compared to $2.6 million for the three months ended March 31, 2006. The decrease in non-interest expense was primarily the result of lower legal, professional and promotional fees and expenses. Income tax expense was $466,000 for the three months ended March 31, 2007, a decrease of $19,000 from income tax expense of $485,000 in the first quarter of 2006 reflecting an increase in non-taxable income this year to date.

Total assets at March 31, 2007 were $302.9 million, an increase of $4.1 million from $298.8 million at December 31, 2006. Loan balances increased from $262.6 million at December 31, 2006 to $266.8 million at March 31, 2007. Total deposits increased by $2.4 million or 1.2% to $198.4 million at March 31, 2007.

In commenting on the results of operations, Mr. Charles Sprock, Chairman, President & CEO stated, "The positive results of the first quarter go beyond our increase in net income. We are equally pleased to have maintained strong net interest margin, asset quality and deposit share in a competitive rate and business environment. Our recently opened branch in the town of Lee is meeting with tremendous customer response and should prove to be a very positive move, both for our customers and shareholders."

The Company also announced that its Board of Directors has declared a quarterly dividend on the Company's common stock in the amount of $0.08 per share for stockholders of record at the close of business on May 10, 2007. The dividend is payable on May 24, 2007.

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,
	2007	2006
Selected Financial Condition Data:
Total assets	$ 302,945	$ 298,759
Loans, net	266,756	262,572
Securities	6,713	6,841
Cash and cash equivalents	7,821	7,858
Total deposits	198,394	196,005
Borrowings	23,316	20,172
Total shareholders' equity	76,126	77,031
Allowance for loan losses	1,974	1,965
Non-performing loans	1,101	1,104
Non-performing assets	1,146	1,149

	For the three months ended
	March 31,
	2007	2006

Selected Operating Data:
Interest income	$4,344	$4,407
Interest expense	1,045	785
Net interest income	3,299	3,622
Provision for loan losses	0	115
Net interest income after provision for loan losses	3,299	3,507
Non-interest income:
Service charges and other income	526	413
Net gain on securities	0	11
Total non-interest income	526	424
Non-interest expense	2,522	2,638
Income before income taxes	1,303	1,293
Income tax expense	466	485
Net income	$837	$808

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended
	March 31,
	2007	2006

Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share	$0.11	$0.09
Diluted earnings per share	$0.10	$0.09
Return on average assets	1.13%	1.06%
Return on average equity	4.40%	3.50%
Net interest rate spread	4.26%	4.42%
Net interest margin	4.94%	5.07%
Non-interest expense to average assets	3.41%	3.47%
Efficiency ratio	65.68%	64.97%
Average interest-earning assets to average
interest-bearing liabilities	143.66%	160.21%

	As of
	March 31,	December 31,
	2007	2006
Equity Ratios:
Equity to assets	25.13%	25.78%
Book value per share	$8.98	$9.10

Asset Quality Ratios:
Nonperforming loans as percent of loans	0.41%	0.42%
Nonperforming assets as percent of total assets	0.38%	0.38%
Allowance for loan losses as a percent of loans	0.73%	0.74%
Allowance for loan losses as a percent of non-
performing loans	179.3%	178.0%

Notes:

1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.